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                                                                     EXHIBIT 2.1

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                           ASSET PURCHASE AGREEMENT

                                by and between

                          WHITE CAP INDUSTRIES, INC.,

                                      and

                       BURKE CONCRETE ACCESSORIES, L.P.


                              September 19, 1997


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                            ASSET PURCHASE AGREEMENT

            This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of September 19, 1997, is made and entered into by and between White Cap Industries, Inc., a California corporation ("Buyer"), and Burke Concrete Accessories, L.P., a limited partnership organized under the laws of California ("Seller").

            WHEREAS, Seller is engaged in the business of distributing concrete accessories, rental equipment and related materials (the "Business"); and

            WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets and certain liabilities of Seller that are currently being used and have been incurred by Seller in the conduct of the Business.

            NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, agreements and the conditions set forth in this Agreement, Buyer and Seller hereby agree as follows:

                                    ARTICLE I

                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

            1.01 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing (as defined in Section
3.01 hereof), sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest, as of the Closing Date (as defined in Section 3.01 hereof), in and to all of the assets of Seller related to, or used in conjunction with, the Business (collectively, except for the excluded assets set forth in Section 1.02 hereof, the "Assets"), including, but not limited to:

            (a) all of the equipment, machinery, vehicles, furniture, fixtures, furnishings and leasehold improvements owned by Seller and used by Seller in the operation of the Business;



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            (b) Seller's interest in all real property leases to which Seller is a party that are used in connection with the Business, all of which leases are identified in Section 4.10 of the Disclosure Schedule (as defined in Article IV hereof);

            (c) Seller's interest in all personal property leases to which Seller is a party that are used in connection with the operation of the Business, including, without limitation, all agreements pursuant to which Seller uses any equipment leased by any affiliate of Seller;

            (d) all of Seller's inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in connection with the Business and Seller's interest in all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used in connection with the Business;

            (e) Seller's interest in all licenses, contracts or agreements with respect to the Business to which Seller is a party and, including, without limitation, those identified in Section 4.13 of the Disclosure Schedule as being assumed by the Buyer;

            (f) all unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by Seller in connection with the Business in the ordinary course of business;

            (g) all documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Seller and used in connection with the Business, whether such properties are located on Seller's Business premises or on the business premises of Seller's suppliers or customers, including, without limitation, all software programs (including both source and object codes) and related documentation for software used in or developed for support of the Business;

            (h) all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by Seller or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted including, without limitation, those set forth in the Disclosure Schedule under the caption referencing Section 4.14 and including the rights to institute or maintain any action or investigation for and to recover damages for any past infringement thereof or any actions of unfair competition relating thereto;

            (i) the name "Burke Concrete Accessories" or any combination of words in which the full name "Burke Concrete Accessories" appears or any rights associated with such name or any right to use such name in all jurisdictions in which Seller either currently uses any such name or has any right to use any such name; provided, that the use of such name shall be limited only to the conduct of doing business and shall not be used to identify products offered by Buyer, except to



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the extent permitted by the Distribution Agreements (as defined in Section 10.01 hereof);

            (j) all of Seller's books, records and other documents and information relating to the Assets or the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee payroll and personnel records, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures (but excluding corporate or partnership minute books and related records);

            (k) all accounts or notes receivable (excluding intra-company accounts) owing to Seller that relate to the Business;

            (l) the current telephone listings of the Business and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of the Business;

            (m) all permits, licenses and other governmental approvals held by Seller with respect to the Business, to the extent they are assignable;

            (n) all prepaid expenses and deposits made by Seller with respect to the Business;

            (o) all long-term investments of Seller relating to the Business;

            (p) any rights to recovery by Seller arising out of litigation with respect to the Business that is pending prior to or commences after the Closing Date; and

            (q) goodwill (including all goodwill associated with and symbolized by the name "Burke Concrete Accessories" identified in subsection (i) above as used as a trademark or service mark and all goodwill associated with and symbolized by any other trademark or service mark, trade name or corporate name used in the conduct of the Business as now conducted), all related tangibles and intangibles which Seller uses in the conduct of the Business and all rights to continue to use the Assets in the conduct of a going business.

The parties hereto expressly agree that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Assets, except for those liabilities and obligations specifically assumed by Buyer in
Section 1.03 hereof, all of which liabilities and obligations have been incurred by Seller in the ordinary course of the Business and none of which arise from transactions between or among Seller



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and any of Seller's affiliates (other than in connection with supply and distribution agreements and arrangements entered into between Seller and Burke Group, LLC which have been disclosed to Buyer pursuant to Section 4.20 hereof).

            1.02 Excluded Assets. Notwithstanding the terms of Section 1.01, the following assets shall be retained by Seller and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Assets:

            (a) all cash and cash-equivalents of Seller;

            (b) all bank accounts of Seller;

            (c) the rights to any insurance policies or claims of Seller;

            (d) the right to use the "Burke" name in any manner other than as contemplated by 1.01(i) hereof;

            (e) corporate or partnership minute books and related records;

            (f) such licenses, permits or other certificates of authority which, by their terms, are nonassignable, all of which are identified in the Disclosure Schedule under the caption referencing Section 4.13 or Section 4.22 as being retained by the Seller.

            1.03 Assumption of Liabilities. Buyer shall assume, pay, perform in accordance with their terms or otherwise satisfy, as of the Closing Date:

            (a) all liabilities incurred by Seller in the ordinary course of conducting the Business that are disclosed in the balance sheet of Buyer dated as of June 30, 1997 attached hereto as Exhibit A (the "Balance Sheet") that continue to exist on the Closing Date, excluding (i) all interest-bearing debt incurred by Seller, and (ii) any asserted or unasserted claims against Seller arising from the sale of its products prior to the Closing;

            (b) all liabilities of the type disclosed in the Balance Sheet that are incurred by Seller in the ordinary course of conducting the Business, consistent with the terms and provisions of this Agreement, subsequent to the date of the Balance Sheet and prior to the Closing Date that continue to exist on the Closing Date, excluding (i) any interest-bearing debt incurred prior to the Closing Date, (ii) Taxes (as defined in Section 4.12(e) hereof) incurred prior to the Closing Date, (iii) any asserted or unasserted claims against Seller arising from the sale of its products prior to the Closing, and (iv) any liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit arising from the Business or the actions or inactions of Seller prior to the Closing Date;

            (c) Seller's obligations under the leases, agreements, contracts, arrangements and licenses assigned to Buyer pursuant to Section 8.01(c) hereof; and



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            (d) Seller's obligations under the Rowe Employment Agreement (as defined in, and in accordance with, Section 2.03 hereof).

            1.04 Excluded Liabilities. Other than as set forth above in Section 1.03, Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise. Seller shall be responsible for all of the liabilities, obligations and undertakings of Seller not expressly assumed by Buyer pursuant to Section 1.03 hereof, and such liabilities shall remain the liabilities of Seller.

                                   ARTICLE II

                                 PURCHASE PRICE

            2.01 Amount. The total purchase price (the "Purchase Price") for the Assets shall be EIGHT MILLION, FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($8,500,000.00), subject to any adjustments to be made pursuant to Sections 2.02 and 2.03 hereof, payable in the manner provided in Section 2.04 hereof.

            2.02 Working Capital Adjustment to Purchase Price.

            (a) Adjustments to be Made at Closing. The Purchase Price will be subject to the following adjustments on the Closing Date, based on the difference between the Net Working Capital Balance (as defined in Section 2.02(c)) of the Business as of the Closing Date as determined in good faith by the Seller in consultation with its independent public accountants (the "Closing Working Capital Balance"), and TWO MILLION, SEVEN HUNDRED FIFTY FOUR THOUSAND SIX HUNDRED AND NO/100 DOLLARS ($2,754,600.00), the Net Working Capital Balance of the Business as of June 30, 1997 (the "June 30 Working Capital Balance"):

                  (i) if the Closing Working Capital Balance exceeds the June 30 Working Capital Balance, the Purchase Price will be increased by the amount by which the Closing Working Capital Balance exceeds the June 30 Working Capital Balance;

                  (ii) if the June 30 Working Capital Balance exceeds the Closing Working Capital Balance, the Purchase Price will be decreased by the amount by which the June 30 Working Capital Balance exceeds the Closing Working Capital Balance; and



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                  (iii) if the Closing Working Capital Balance equals the June
30 Working Capital Balance, the Purchase Price will not be adjusted pursuant to this Section 2.02.

            (b) Post Closing Adjustments.

                  (i) Buyer shall have up to ninety (90) days following the Closing Date (the "Verification Period") to verify Seller's determination of the Closing Working Capital Balance. Any adjustments to such determination shall be made by written notice to Seller within the Verification Period (an "Adjustment Notice"), setting forth (A) Buyer's objections to Seller's determination of the Closing Working Capital Balance, (B) Buyer's determination of the Working Capital Balance, and (C) the proposed purchase price adjustment (the "Proposed Purchase Price Adjustment"). If Buyer does not deliver an Adjustment Notice to Seller within the Verification Period, Seller's determination of the Closing Working Capital Balance shall be final and binding on the parties.

                  (ii) To the extent that Seller has any objection to the Proposed Purchase Price Adjustment, such objection shall be made by written notice to Buyer (the "Objection Notice") within ten (10) days of delivery of the Adjustment Notice (the "Objection Period"). If Seller does not object to the Proposed Purchase Price Adjustment within the Objection Period, Buyer shall be entitled to offset the Proposed Purchase Price Adjustment against the Holdback (as defined in Section 2.04(c)) in accordance with Section 2.05 hereof.

                  (iii) If Seller delivers an Objection Notice in response to any Adjustment Notice delivered by Buyer, and Buyer and Seller are unable to agree upon the amount of any Proposed Purchase Price Adjustment within ten (10) days of delivery of the Objection Notice, then the accounting firm of Deloitte & Touche LLP (the "Auditor") shall be requested to conduct a review and determine the amount of the Closing Working Capital Balance. The Auditor shall be instructed in performing such review that both Buyer and Seller shall be provided with copies of any and all correspondence and drafts distributed to any party. Prior to issuing its final determination, both Buyer and Seller shall have the opportunity to provide the Auditor with input and any additional information that such party deems relevant, provided that the Auditor shall not be required to use any such input or information in connection with its review and determination of the Closing Working Capital Balance. Upon completion of its review and determination, the Auditor shall promptly deliver copies of its report to Buyer and Seller, setting forth its determination of the Closing Working Capital Balance (the "Auditor's Report"). The Auditor's Report will be conclusive and binding upon both Buyer and Seller and Buyer shall be entitled to offset against the Holdback, in accordance with Section 2.05 hereof, an amount equal to the excess, if any, of the Closing Working Capital Balance as determined by the Auditor and reported in the Auditor's Report over the



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Closing Working Capital Balance determined by Buyer on or before the Closing
Date. Each of Seller and Buyer shall pay one-half of the costs and expenses of the Auditor and the Auditor's Report contemplated by this Section 2.02(b)(iii).

            (c) Definition of Net Working Capital Balance. For purposes of this
Section 2.02, the "Net Working Capital Balance" of the Business shall mean (i) all current assets of the Business (excluding cash and cash equivalents), less
(ii) all current liabilities (excluding the current portion of interest-bearing debt), plus (iii) the aggregate purchase price, not to exceed $200,000, of all rental equipment purchased by Seller since June 30, 1997 with cash from operations in the ordinary course of business, or with debt that is a current liability assumed by Buyer pursuant to Section 1.03 hereof, to the extent that such equipment is included in the Assets. Seller agrees to give Buyer at least ten days' written notice of any purchase of rental equipment contemplated by the foregoing sentence in excess of $10,000.

            2.03 Rowe Employment Agreement. Buyer shall employ Pierce Edward
(Ned) Rowe, the current President of Seller ("Rowe"), by assuming the employment agreement between Rowe and Seller (the "Rowe Employment Agreement") on the Closing Date, provided, that Buyer shall retain the right to terminate Rowe at any time after the Closing Date subject to the termination obligations set forth in the Rowe Employment Agreement. In the event that Buyer terminates Rowe after assuming the Rowe Employment Agreement, Seller and Buyer shall each be responsible for fifty percent (50%) of any costs incurred in connection with any liabilities arising under the Rowe Employment Agreement from such termination. The portion of such termination costs to be borne by Seller will be paid by Seller to Buyer from the Retention Amount (as defined in Section 2.06) within five business days after Buyer has given written notice of Buyer's termination of Rowe and its written analysis of the termination costs required to be paid under the Rowe Employment Agreement.

            2.04 Manner of Payment.

            (a) Deposit. On the first business day following execution of this Agreement, a payment of TWO HUNDRED AND FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) shall be made by Buyer by wire transfer payable at the direction of Seller in immediately available federal funds as a deposit to secure Buyer's obligation to consummate the transactions contemplated hereby (the "Deposit"). On the Closing Date, the Deposit shall be credited to Buyer's payment of the Purchase Price pursuant to Section 2.04(b) hereof. In the event that this Agreement is terminated by Buyer, other than in accordance with Article IX hereof, or by Seller, in accordance with Sections 9.01(b) or 9.01(g) hereof, Seller shall be entitled to retain the Deposit. In all other cases, the Deposit shall be returned to Buyer, by wire transfer payable at the direction of Buyer in immediately available federal funds, within three (3) business days of the termination of this Agreement.



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            (b) Closing Payment. A payment equal to the Purchase Price (subject to any adjustments to be made pursuant to Sections 2.02 and 2.03 hereof) less the Deposit and the Holdback (the "Closing Cash Payment") shall be made by Buyer by wire transfer payable at the direction of Seller in immediately available federal funds on or before 12:00 p.m., Pacific Time, on the Closing Date.

            (c) Holdback. TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) of the Purchase Price (as adjusted pursuant to Sections 2.02 and 2.03 hereof) (the "Holdback") shall be retained by Buyer in reserve against those offsets contemplated by Section 2.05 hereof. The Holdback shall be deposited by Buyer into a segregated, interest-bearing bank account (the "Holdback Account"). Buyer shall not withdraw any portion of the Holdback, or any interest thereof, from the Holdback Account other than in accordance with
Section 2.05 hereof.

            2.05 Holdback Offset. The Holdback shall be retained by Buyer as security for the offset rights set forth below:

            (a) Offset for Adjustments to Closing Working Capital Balance. Buyer shall be entitled to offset against the Holdback (i) any Proposed Purchase Price Adjustment made by Buyer pursuant to Section 2.02(b)(ii) hereof and not objected to within the Objection Period and (ii) any adjustment to be made pursuant to
Section 2.02(b)(iii) hereof as a result of any Auditor's Report as to the Closing Working Capital Balance.

            (b) Offset for Accounts Receivable. Buyer shall be entitled to an offset against the Holdback in an amount in cash equal to the Uncollected Receivables (as hereinafter defined), in accordance with the procedures set forth below:

                  (i) On or before the first business day following the date that is one hundred and eighty (180) days after the Closing Date, Buyer shall deliver to Seller a statement (the "Receivables Statement") setting forth the Total Collections (as hereinafter defined) and Uncollected Receivables as of one hundred and eighty (180) days after the Closing Date (the "Receivables Statement Date"). For purposes of this Agreement, "Closing Date Receivables" shall mean all accounts receivable of Seller (net of reserves for doubtful accounts) listed as of the Closing Date on the schedule of notes and accounts receivable to be delivered by Seller on the Closing Date pursuant to Section 4.11 hereof and approved by Buyer and Seller on such date; "Total Collections" shall mean the amount of cash collected in respect of the Closing Date Receivables through the Receivables Statement Date; and "Uncollected Receivables" shall equal Closing Date Receivables, reduced by (i) Total Collections, and (ii) the allowance for doubtful accounts on the books of Seller for bad debt related to the Closing Date Receivables. Buyer agrees to process collection of the Closing Date Receivables in good faith using its normal and customary collection



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procedures. Buyer further agrees that all sums collected through the Receivables
Statement Date from any customer obligated with respect to a Closing Date Receivable shall be applied (1) first, to the specific invoice referenced on the customer's check or remittance; (2) second, if no specific invoice is referenced, to such Closing Date Receivable and (3) third, only after full satisfaction of such Closing Date Receivable, to Buyer's other accounts receivables, if any; provided, that Buyer shall not be required to comply with the application of collections required by clause (2) above if the customer disputes the validity of such Closing Date Receivable or makes a claim that the products or services sold related to such Closing Date Receivable are defective or unsatisfactory.

                  (ii) At Seller's request, as soon as practicable after delivery of the Receivables Statement to Seller, Buyer shall reassign to Seller all of the Uncollected Receivables that Buyer has offset against the Holdback; provided, however, that at Buyer's request, Buyer and Seller shall negotiate in good faith for Buyer to purchase the Uncollected Receivables in lieu of such reassignment, it being understood that Seller is under no obligation to accept any offer made by Buyer in respect of such purchase and shall be entitled to the reassignment of the Uncollected Receivables if Buyer and Seller are unable to agree on a purchase price therefor.

            (c) Offset for Indemnification Obligations. Buyer shall be entitled to offset against the Holdback any indemnifiable Buyer Losses (as defined in Section 11.02 hereof), provided that, if and to the extent that any Buyer Losses are based on a claim by a third party against Buyer, such claim must be actually asserted against Buyer by such third party. In the event that Buyer Losses exceed the Holdback, Buyer shall be entitled to retain the Holdback and the Seller shall be responsible for the excess in accordance with, and subject to the limitations of, Section 11.02 hereof.

            (d) Offset Procedures. On the third (3rd) business day following the date that is one hundred and eighty (180) days after the Closing Date (the "Offset Payment Date"), Buyer shall (i) provide Seller with a statement setting forth in reasonable detail the Holdback amount and any offsets, and (ii) deliver, by wire transfer payable to the order of Seller in immediately available federal funds, the aggregate amount held in the Holdback Account, less the amount of any offsets to which Buyer is entitled pursuant to this Section
2.05. Notwithstanding the foregoing, to the extent that Seller has delivered an Objection Notice relating to any Proposed Purchase Price Adjustment, and such objection has not been settled as of the Offset Payment Date, either by the agreement of the parties or by the delivery of the Auditor's Report with respect to such Proposed Purchase Price Adjustment, Buyer shall be entitled to retain in the Holdback Account an amount equal to the Proposed Purchase Price Adjustment (the "Remaining Holdback") until such time as an Auditor's Report with respect to such Proposed Purchase Price Adjustment. At the time such Auditor's Report is issued, Buyer shall deliver, by wire transfer payable to the order of Seller in immediately available federal funds, an amount



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equal to the excess, if any, of the Remaining Holdback over any adjustment to be made pursuant to Section 2.02(b)(iii) hereof as a result of the Auditor's
Report.

            2.06 Retention of Purchase Price by Seller.

            (a) To secure any potential indemnification claim of Buyer pursuant to Section 11.02 hereof, Seller agrees to retain a minimum of $500,000 of the Closing Cash Payment for a period of one year following the Closing Date in a segregated, interest-bearing bank account (the "Retention Account"). Seller shall not distribute any amount held in the Retention Account to any of its partners during such one-year period. Notwithstanding the foregoing, in the event Buyer has not terminated Rowe's employment with Buyer under the Rowe Employment Agreement prior to the end of such one year period, Seller shall retain in the Retention Account an amount equal to fifty percent (50%) of the aggregate costs that would be incurred by Buyer under the Rowe Employment Agreement through the end of the stated employment term of October 31, 1998 (the "Term") in the event of such termination (the "Rowe Holdback"). If Buyer has not terminated Rowe's employment during a calendar month of the remaining Term, Seller may distribute to its partners an amount equal to a portion of the Rowe Holdback pro rated for such month. If Buyer terminates Rowe, Seller shall be obligated to pay to the Buyer the remaining balance of the Rowe Holdback from the Retention Account as of such termination date.

            (b) Seller agrees to obtain the written agreement (the "Retention Agreement") of each of BCA, LLC, the general partner of Seller (the "General Partner") and each of Arnold W. Ackerman, John M. Duff, Jr., R. Thomas Goodrich, John M. Noerr and William M. Robinson, the individual members of the General Partner of Seller, pursuant to which each such person will agree to (i) cause the Seller, on and after the Closing Date, to fulfill its obligations under this
Section 2.06, (ii) defend against any attempt by any limited partner or creditor of Seller to have any portion of the Retention Amount distributed or paid to such person prior to the first anniversary of the Closing Date, and (iii) indemnify and hold harmless Buyer for any loss, liability, damage, expense or cost arising from Seller's failure to fulfill its obligations under this Section
2.06 or, with respect to an indemnification claim by Buyer against the Retention Amount pursuant to Section 11.02 hereof, Seller's obligations under such Section 11.02.

            2.07 Allocation of Purchase Price. Prior to the Closing Date, Buyer shall determine an allocation of the Purchase Price among the Assets, subject to Seller's consent (which shall not be unreasonably withheld), after taking into account any appraisals which may be obtained by Buyer, the applicable Treasury Regulations and the fair market value of such items. Buyer shall prepare for filing all of the tax returns, information returns and statements ("Returns") that may be required with respect to the transaction provided for herein pursuant to Section


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1060 of the Internal Revenue Code of 1986, as amended (the "Code"), any Treasury
Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation. Seller shall provide information that may be required by Buyer for the purpose of preparing such Returns, execute and file such Returns as requested by Buyer and file all other returns and tax information on a basis that is consistent with such Returns prepared by Buyer.

                                   ARTICLE III

                                     CLOSING

            3.01 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of counsel to Seller, Howard Rice Nemerovski Canady Falk & Rabin, San Francisco, California, at 10:00 a.m. on October 22, 1997, or at such other place and on such other date as is mutually agreeable to Buyer and Seller. The date on which the Closing occurs is referred to herein as the "Closing Date."

            3.02 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets shall be effected by Seller's execution and delivery to Buyer of a bill of sale substantially in the form attached hereto as Exhibit B (the "Bill of Sale") and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets to Buyer, and the assignment and assumption of Seller's Liabilities to Buyer shall be effected by Seller's and Buyer's execution of an assignment and assumption agreement substantially in the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement").

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

            The Seller hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the


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representations and warranties contained in this Article IV under captions referencing the Sections to which such exceptions apply):

            4.01 Organization, Qualification and Power and Authority. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of California and has all requisite power and authority and all authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted and to own, lease and operate the Assets. Seller is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified would have a material adverse effect on the financial or operating condition of the Business.

            4.02 Subsidiaries. Except as otherwise set forth in Section 4.02 of the Disclosure Schedule, the Assets do not include any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

            4.03 Authority; Enforceability. The Seller has the right, legal capacity, and authority to enter into and perform its obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally, and to the exercise of judicial discretion in accordance with general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

            4.04 Noncontravention. Except as set forth in Section 4.04 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated herein will (i) violate any law to which the Seller is subject, (ii) violate any provision of the limited partnership certificate, limited partnership agreement, articles of incorporation, bylaws or other governing documents (as the case may be) of the Seller, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, or
(iv) result in the imposition of any security interest upon any of the Assets.

            4.05 Governmental Authorities; Consents. No consent, approval, or authorization of, or declaration, filing or registration with any United States federal or state governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein.

            4.06 Financial Statements; Undisclosed Liabilities.

            (a) The Balance Sheet attached to this Agreement as Exhibit A and the financial statements of Seller for the years ended December 31, 1994, 1995 and 1996 previously provided to Buyer (including the notes thereto) (the "Historical Financial Statements") have each been prepared in accordance with generally accepted accounting principles ("GAAP") (except, with respect to the Balance Sheet, subject to changes for year-end adjustments and the omission of notes) applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Business as of such dates and for such periods, are correct and complete, and are consistent with the books and records of Seller (which books and records are correct and complete).

            (b) As of the date of the Balance Sheet, the Business had no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions entered into prior to the date of the Balance Sheet, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date of the Balance Sheet, except liabilities disclosed in the Balance Sheet or which arose in the ordinary course of business after the date of the Balance Sheet (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

            (c) The Monthly Financial Statements (as defined in, and to be delivered by Seller to Buyer pursuant, to Section 10.02 hereof) shall be prepared in accordance with GAAP (subject to changes for year-end adjustments and except for the omission of notes) applied on a consistent basis throughout the periods covered thereby, shall present fairly the financial condition and the results of operations of the Business as of such dates and for such periods, and shall be correct and complete, and consistent with the books and records of Seller (which books and records shall be correct and complete as of the delivery of the Monthly Financial Statements).

            (d) As of the Closing, the Business will have no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions entered into prior to the Closing, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Closing, except liabilities disclosed in the Financial Statements or which have arisen in the ordinary course of business after the date of the Financial Statements

(none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

            4.07 Events Subsequent to Balance Sheet Date. Except as contemplated by this Agreement and as set forth in Section 4.07 of the Disclosure Schedule, since the date of the Balance Sheet, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Business. Except as contemplated by this Agreement and as set forth in
Section 4.07 of the Disclosure Schedule, but without limiting the generality of the foregoing, since the date of the Balance Sheet:

            (a) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than on an arm's-length basis in the ordinary course of business;

            (b) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business involving more than $50,000 in the aggregate which will remain an obligation of Seller following the Closing;

            (c) no party (including Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 in the aggregate to which Seller is a party or by which Seller is bound;

            (d) Seller has not imposed any security interest upon any of its assets, tangible or intangible, other than pursuant to purchase money security interests in the ordinary course of business;

            (e) Seller has not made any capital expenditure (or series of related capital expenditures) involving expenditures of more than $50,000 in the aggregate other than as shown on the books and records of Seller made available to the Buyer and its representatives prior to Closing;

            (f) Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $50,000 in the aggregate except in the ordinary course of business;

            (g) Seller has not delayed or postponed the payment of accounts payable and other liabilities, or made or suffered any material adverse change in its relationship with its vendors, outside the ordinary course of business;

            (h) there has been no change in the normal operating balances of Seller's inventory that could reasonably have a material adverse effect on the operations of Seller;

            (i) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $50,000 in the aggregate;

            (j) there has been no change made or authorized in the limited partnership certificate, limited partnership agreement or other governing documents of Seller;

            (k) Seller has not declared, set aside, or paid any distribution to any of its general or limited partners (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its general or limited partnership interests;

            (l) Seller has not experienced any material damage, destruction, or loss to its property not covered by insurance;

            (m) except for loans or advances to a partner or employee which will be paid prior to Closing, Seller has not made any loan or advance to, or entered into any other transaction with, any of its partners or employees;

            (n) Seller has not entered into any employment contract providing for base compensation in excess of $50,000 or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, other than in the ordinary course of business;

            (o) Seller has not granted any increase in the base compensation of any of its employees other than in the ordinary course of business and consistent with past practice and custom;

            (p) Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its employees and has not granted any increase in the hourly wage scale to any class of its employees;

            (q) Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its employees other than for compensation plans for such employees which are performance-based, not more than one year in duration, approved and subject to ongoing evaluation by Seller's senior management and are otherwise in the ordinary course of business of Seller;

            (r) Seller has not made any other change in employment terms for any of its employees outside the ordinary course of business;

            (s) Seller has not made or pledged to make any charitable contribution in excess of $5,000 in the aggregate which amounts are due after the Closing Date;

            (t) there has not been any other material occurrence, event, incident, action, or transaction outside the ordinary course of business involving Seller;

            (u) all transactions between or among Seller and any of Seller's affiliates or any other Selling Party or any of such Selling Party's affiliates since the date of the Balance Sheet are described in Section 4.07 of the Disclosure Schedule and all such transactions were made on arms-length basis, with terms as favorable to Seller as could have been obtained from an unaffiliated third party; and

            (v) Seller has not committed to any of the foregoing.

            4.08 Title to Assets. Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by the Seller in the ordinary course of Business (except inventory consigned to the Seller for sale) or shown on the Balance Sheet, or acquired after the date thereof, free and clear of all security interests, except for assets disposed of in the ordinary course of business since the date of the Balance Sheet and except for security interests identified in Section 4.08 of the Disclosure Schedule and except for statuory liens for obligations that will have been satsified as of the Closing Date. All personal property leases to which Seller is a party are identified in
Section 4.08 of the Disclosure Schedule.

            4.09 Tangible Assets and Inventory. Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used. Seller's inventory consists of finished goods salable by Seller in Seller's ordinary course of business. The Balance Sheet reflects, and the Financial Statements will reflect, an adequate reserve for all Seller's inventory that is slow-moving, as determined in accordance with the Seller's past practices, or is obsolete, damaged or defective.

            4.10 Real Property.

            (a) Seller does not own any real property.

            (b) Section 4.10(b) of the Disclosure Schedule lists all real property leased or subleased to Seller, identifies the lessor, rental rate, lease term, expiration date and existence of a renewal option. Seller has made available to Buyer prior to Closing correct and complete copies of the leases and subleases listed in Section 4.10(b) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed, except as otherwise indicated in Section 4.10(b) of the Disclosure Schedule:

                  (i) the lease or sublease is in full force and effect and will remain in full force and effect on identical terms on and after the Closing, Seller is in possession of the leased premises and all rental and other obligations of Seller are current;

                  (ii) Seller is not in breach or default (or has not received notice of breach or default), and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration under such lease or sublease;

                  (iii) no party has repudiated any provision of such lease or sublease;

                  (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease to which Seller is a party;

                  (v) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                  (vi) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof by Seller and have been operated and maintained by Seller in compliance with applicable laws, except to the extent that the failure to receive any such approval, license or permit for any such facility, or to operate and maintain any such facility in compliance with applicable laws would not have a material adverse effect on such facility or Seller's use of such facility as currently used.

            4.11 Notes and Accounts Receivable. All notes and accounts receivable of Seller are reflected properly on its books and records, are valid receivables, and, to the Seller's Knowledge (as defined below), are subject to no setoffs or counterclaims and are current and collectible. The schedule of notes and accounts receivable of Seller delivered to Buyer dated as of August 31, 1997 sets forth all notes and accounts receivable of Seller as of such date. Seller will also have delivered on the Closing Date a revised schedule of all notes and accounts receivable of Seller as of the Closing Date. Such schedule will set forth all notes and accounts receivable of Seller as of the Closing Date. As used in this Agreement, "Seller's Knowledge" means, as of the date of this Agreement, the actual knowledge, after inquiry, of (i) the general partner of the Seller, (ii) each executive officer of the Seller; and (iii) each member and manager of the general partner of the Seller, and (iv) each general partner of Duff, Ackerman, Goodrich & Associates, L.P.; and, as of the Closing Date, the actual knowledge, after inquiry, of each of the foregoing persons listed in (i) through (iv) above, as well as (v) each of the Seller's department heads or supervisors; and
(vi) the manager of each business location operated by the Seller.

            4.12 Tax Matters.

            (a) Seller has timely filed with the appropriate governmental agencies materially complete and accurate Tax Returns (as defined below) required to be filed by it in respect of all applicable Taxes, if any, required to be paid through the date hereof, and will timely file any such Tax Return required to be filed by it prior to the Closing Date with respect to all applicable Taxes, if any, required to be paid through the Closing Date. All such Tax Returns were prepared in material compliance with applicable law and all Taxes, if any, due, or claimed to be due by any taxing authority, pursuant thereto (whether or not shown as due on any Tax Return) have been paid. In addition, all Taxes, if any, due or claimed to be due by any taxing authority (whether or not shown on any Tax Return), prior to the Closing Date for which Seller may be liable in its own right or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity, have been paid on a timely basis, or an adequate reserve has been established therefor. Except as set forth in Section 4.12(a) of the Disclosure Schedule, Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or otherwise required to file a Tax Return in such jurisdiction. There are no liens or security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) Seller has withheld and paid all Taxes that Seller is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, general or limited partner, or other third party.

            (c) Seller has at all times during its existence been, and currently is, treated as a partnership for tax reporting purposes. Seller has taken no action, and there is no basis, that would cause Seller to be treated as an association taxable as a corporation.

            (d) Seller will make available to the Buyer prior to Closing correct and complete copies of all federal, state, local and foreign income Tax Returns and all written communications from the Internal Revenue Service or other Tax authorities relating to any such Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller.

            (e) As used in this Agreement, "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, highway, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not imposed by any governmental or quasi-governmental authority; and "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            4.13 Contracts. Section 4.13 of the Disclosure Schedule lists the following contracts and other agreements to which Seller is a party:

            (a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $25,000 per annum;

            (b) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will (i) extend over a period of more than one year and involve consideration in excess of $50,000 in the aggregate, or (ii) result in a loss to the Business of more than $50,000 in any twelve month period;

            (c) any agreement concerning a partnership or joint venture;

            (d) any agreement (or group of related agreements) under which Seller created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation in excess of $50,000 in the aggregate or under which it has imposed a security interest on any of its assets, tangible or intangible;

            (e) any agreement concerning confidentiality or noncompetition;

            (f) any agreement among Seller and any of Seller's general or limited partners, or any of their affiliates or relatives;

            (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of Seller's current or former employees;

            (h) any collective bargaining agreement;

            (i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation or severance benefits that would make such individual one of the ten highest paid individuals by Seller;

            (j) any agreement under which Seller has advanced or loaned any amount to (i) any of its general or limited partners, or (ii) any of its employees, outside the ordinary course of business;

            (k) any other written agreement (or group of related agreements) under which the consequences of a default or termination could reasonably be expected to have a material adverse effect on the Business; or

            (l) any other agreement (or group of related agreements) the performance of which involves the payment of consideration in excess of $50,000 in the aggregate during any twelve month period.

Seller has made available to Buyer prior to Closing a correct and complete copy of each written agreement listed in Section 4.13 of the Disclosure Schedule and a brief written summary setting forth with particularity the terms and conditions of any oral agreement referred to in Section 4.13 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement currently is legal, valid, binding, enforceable, and in full force and effect; (ii) to the Seller's Knowledge, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms as of the Closing Date immediately after giving effect to the consummation of the transactions contemplated hereby; (iii) the Seller is not in breach or default and, to the Seller's Knowledge, no other party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the agreement; and
(iv) to Seller's Knowledge, no party has repudiated any provision of the agreement.

            4.14 Intellectual Property Rights. Section 4.14 of the Disclosure Schedule describes all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights mask works, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by Seller in connection with the conduct of the Business or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted. To Seller's Knowledge, Seller owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth under such caption. Section 4.14 of the Disclosure Schedule describes all intellectual property rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. Seller has not received any notice of, nor are there any facts known to Seller which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights listed in the Disclosure Schedule; no claim by any third party contesting the validity of any intellectual property rights listed under such caption has been made, is currently outstanding or, to the Seller's Knowledge, is threatened; Seller has not received any notice of any infringement, misappropriation or violation by Seller of any intellectual property rights of any third parties and Seller has not infringed, misappropriated or otherwise violated any such intellectual property rights; and, to the Seller's Knowledge, no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by Seller or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the Business as now conducted.

            4.15 Litigation. No action, suit or proceeding is pending or, to the Seller's Knowledge, threatened against Seller before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) materially adversely affect the right of Buyer to conduct the Business following the Closing.

            4.16 Product Warranty and Liability. It is Seller's standard practice to sell each product sold by it in conformity with all applicable contractual commitments, if any, and all express and implied warranties of the manufacturer. All products sold by Seller have been sold in conformity with such practice. No product sold by Seller is subject to any other guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. Except as set forth in Section 4.16 of the Disclosure Schedule, Seller has no liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold by Seller prior to the Closing.

            4.17 Employees. Except as set forth in Section 4.17 of the Disclosure Schedule, to the Seller's Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with Seller prior to or after the Closing. Seller is not a party to or bound by any collective bargaining agreement, nor has Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller has not taken any action, or omitted to take any action, that would result in any unfair labor practice. To the Seller's Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of Seller. All of Seller's current procedures, policies and training practices with respect to employee matters, including, without limitation, those relating to the hiring and termination of employees and worker safety, conform with applicable laws to which the Seller is subject, except for any such noncompliance as would not, singly or in the aggregate, have a material adverse effect on the Business. All employees of Seller have been properly classified as exempt or non-exempt for overtime compensation. All overtime compensation earned by employees of Seller has been properly paid or accrued.

            4.18 Employee Benefits.

            (a) Except as set forth in Section 4.18 of the Disclosure Schedule, with respect to all employees and former employees of Seller who perform or performed functions in connection with Seller's business and all dependents and beneficiaries of such employees and former employees: (i) Seller does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) Seller does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of ERISA (as defined below) or Section 414(i) of the Code (as defined below); (iii) Seller does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); (iv) Seller does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA); and (v) Seller does not maintain any severance plan for, or have any severance agreement with, any employee. Seller has no unfunded liability with respect to any Employee Benefit Plan.

            (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Employee Benefit Plans (as defined below) comply in all material respects with the requirements of ERISA and the Code. With respect to the Employee Benefit Plans, (a) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; and (b) there have been no Prohibited Transactions (as defined below) that would have a material adverse effect on the Business.

            (c) Seller does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. Seller has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. Seller has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to

ERISA) set forth under Section 4.18 in the Disclosure Schedule, (b) health care continuation benefits described in Section 4980B of the Code, or (c) other actual or potential liabilities that would not, singly or in the aggregate, have a material adverse effect on the Business.

            (d) Neither Seller nor any of its partners, agents or employees, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Employee Benefit Plans which would subject Seller, Buyer or any of their respective directors, officers, partners, agents or employees to any liability under ERISA or any applicable law.

            (e) Seller has not incurred any liability for any tax or civil penalty or any disqualification of any Employee Benefit Plan imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

            (f) As used in this Agreement:

                        "Employee Benefit Plan" means any (i) nonqualified
            deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (iv) Employee Welfare Benefit Plan or material fringe benefit plan or program.

                        "Employee Pension Benefit Plan" has the meaning set
            forth in ERISA Sec. 3(2).

                        "Employee Welfare Benefit Plan" has the meaning set
            forth in ERISA Sec. 3(1).

                        "ERISA" means the Employee Retirement Income Security
            Act of 1974, as amended.

                        "Multiemployer Plan" has the meaning set forth in ERISA
            Sec. 3(37).

                        "Multiemployer Plan" has the meaning set forth in ERISA
            Sec. 3(37).

            4.19 Insurance. Section 4.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured, or otherwise the beneficiary of coverage:

            (a) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (b) the policy number and the period of coverage;

            (c) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

            (d) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect, (ii) Seller will keep such policy in full force and effect on identical terms through the Closing Date;
(iii) neither Seller nor, to the Seller's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) to the Seller's Knowledge, no party to the policy has repudiated any provision thereof.
Section 4.19 of the Disclosure Schedule describes any self-insurance arrangements affecting Seller.

            4.20 Affiliate Transactions. Except as disclosed in the Disclosure Schedule under the caption referencing this Section 4.20, no general or limited partner or employee of Seller, or any of their affiliates or relatives, has been involved in any business arrangement or relationship (other than normal employee or partnership relationships) with Seller within the past twelve months, and none of the foregoing persons owns any assets, tangible or intangible, which is used in the Business.

            4.21 Relationship with Suppliers. Seller currently has good relationships with its suppliers of materials. Seller currently is not in dispute with any current or former supplier and no supplier has notified Seller that it will stop business with Seller prior to the Closing or with Buyer, in the operation of the Business, after the Closing.

            4.22 Legal Compliance; Permits.

            (a) Except as set forth in Section 4.22 of the Disclosure Schedule, Seller has complied with all laws applicable to it except to the extent that any noncompliance would not, singly or in the aggregate, have a material adverse effect on the financial condition or operations of the Business or the value of the Assets, and neither Seller, nor any of its general or limited partners or employees, has received any notice of any violation of any applicable federal, state, or local statute, law, or regulation (including, without limitation, any applicable building, zoning, environmental protection, or other law, ordinance or regulation) affecting its properties, the Assets or the operation of the Business.

            (b) Seller has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct the Business and own and operate the Assets (collectively, the "Permits"). A true, correct and complete list of all the Permits is set forth under the caption referencing this Section 4.22 in the Disclosure Schedule, with an indication as to whether the Permit is assignable to Buyer. Seller has conducted its business in compliance with all material terms and conditions of the Permits.

            (c) In connection with the Business, Seller has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder Seller in connection with any actual or proposed transaction.

            (d) In particular, but without limiting the generality of the foregoing, Seller has not violated and has no liability, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety in connection with the Business.

            4.23 Environmental Compliance.

            (a) Seller and all real property leased or otherwise operated by Seller (the "Real Property") is currently, and at all times during Seller's ownership and/or operation of the Business has been, in compliance in all material respects with all applicable Environmental Laws (as defined below). At all times during the Seller's ownership and/or operation of the Real Property, there has not been, or is not now occurring, any Release (as defined below) of any Hazardous Material (as defined below) or any Contamination (as defined below) on, under or from the Real Property, except any such Release permitted by, and made in accordance with, applicable Environmental Laws. Except as disclosed on Section 4.23 of the Disclosure Schedule, to the Seller's Knowledge, at all times prior to Seller's ownership and/or operation of the Real Property, there did not occur any Release of any Hazardous Material or any Contamination on, under or from the Real Property, except any such Release permitted by, and made in accordance with, applicable Environmental Laws.

            (b) Seller has obtained and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct the Business, and to own or operate the Real Property (collectively the "Environmental Permits"). Seller has conducted its activities and business in compliance in all material respects with all terms and conditions of any Environmental Permits. Seller has filed all reports and notifications required to be filed under applicable Environmental Laws.

            (c) Except as disclosed on Section 4.23 of the Disclosure Schedule, neither Seller nor any general or limited partner or employee of Seller has received any notice that any Third Party Environmental Claims (as defined below) or Regulatory Actions (as defined below) have been asserted or assessed against Seller or the Real Property and, except as disclosed on Section 4.23 of the Disclosure Schedule, to the Seller's Knowledge, no Third Party Environmental Claims or Regulatory Actions are pending or threatened against Seller or the Real Property arising out of or due to, or allegedly arising out of or due to,
(i) the Release on, under or from the Real Property of any Hazardous Materials;
(ii) any Contamination of the Real Property, including, without limitation, the presence of any Hazardous Material which has come to be located on or under the Real Property from another location; (iii) any violation or alleged violation of any Environmental Law with respect to the Real Property or the activities of Seller; (iv) any injury to human health or safety or to the environment by reason of the past or present condition of, or past or present activities on or under, the Real Property; or (v) the generation, manufacture, storage, treatment, handling, transportation or other use, however defined, of any Hazardous Material by or for Seller on or off the Real Property.

            (d) Except as disclosed on Section 4.23 of the Disclosure Schedule, Seller has not stored, transported, handled, treated, processed, used or disposed of any Hazardous Materials on, in or under the Real Property, including specifically, but not limited to, PCBs, asbestos or asbestos containing materials, radon, urea formaldehyde or radioactive materials, except any of the foregoing permitted by, and made in accordance with, applicable Environmental Laws.

            (e) Except as disclosed on Section 4.23 of the Disclosure Schedule, Seller has not transported or arranged for the transportation of any Hazardous Materials to any location which is: (i) listed on the EPA's National Priorities List of Hazardous Waste Sites (the "National Priorities List"); (ii) listed on the Comprehensive Environmental Response, Compensation, Liability Information System ("CERCLIS") or on any similar state list; or (iii) the subject of any Regulatory Action which may lead to claims against Buyer for damages to natural resources, personal injury, clean-up costs or clean-up work, including, but not limited to, claims under CERCLA.

            (f) Except as disclosed on Section 4.23 of the Disclosure Schedule, to the Seller's Knowledge, none of the Real Property is listed in the National Priorities List or any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Material or any Contamination. Except as disclosed on Section 4.23 of the Disclosure Schedule, to the Seller's Knowledge, no part of the Real Property was ever used, nor is it now being used (i) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Materials which requires a permit under Environmental Laws; or (ii) as a gasoline service station. There are no underground or above ground tanks on the Real Property.

            (g) As used in this Agreement:

                        "Clean-up" shall mean removal and/or remediation of, or
            other response to (including, without limitation, testing, monitoring, sampling or investigating of any kind) any Release of Hazardous Materials or Contamination, to the satisfaction of all applicable governmental agencies, in compliance with Environmental Laws and in compliance with good commercial practice.

                        "Contamination" shall mean the presence of, or Release
            on, under, from or to the Real Property of any Hazardous Material, except the routine storage and use of Hazardous Materials from time to time in the ordinary course of business, in compliance with Environmental Laws and compliance with good commercial practice.

                        "Environmental Law(s)" shall mean any and all federal,
            state and local laws, statutes, codes, ordinances, regulations, rules, consent decrees, judicial orders, administrative orders or other requirements relating to the environment or to human health or safety associated with the environment, all as amended or modified from time to time. Environmental Laws shall include, but are not limited to, the following statutes and all rules and regulations relating thereto, all as amended or modified from time to time:

                                    (i) The Comprehensive Environmental
                        Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA") 42 U.S.C. Sections 9601-9675; the Resource Conservation and Recovery Act of 1976 ("RCRA") 42 U.S.C. Section 6901-6991; the Clean Water Act 33 U.S.C. Section 1321 et seq; the Clean Air Act 42 U.S.C. Sections 7401 et seq; the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA") 7 U.S.C. Section 136 et seq; the Toxic Substances Control Act ("TSCA") 15 U.S.C. Sections 2601-2671;

                        the Food, Drug and Cosmetic Act; and the Occupational Safety and Health Act of 1970, and

                                    (ii)all similar California state and local
                        laws, statutes, codes, ordinances, regulations and rules.

                        "Hazardous Material(s)" shall mean (A) any substance,
            the presence of which requires investigation or remediation under any Environmental Law or under common law; (B) any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance which is regulated by any Environmental Law; (C) any substance, the presence of which poses or threatens to pose a hazard to the health or safety of persons on or about the Real Property; and (D) urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, petroleum and petroleum products.

                        "Regulatory Action(s)" shall mean any claim, demand,
            action or proceeding brought or instigated by any governmental agency in connection with any Environmental Law (including without limitation civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.

                        "Release" shall mean the spilling, leaking, disposing,
            discharging, emitting, depositing, injecting, leaching, escaping, or any other release or threatened release, however defined, and whether intentional or unintentional, of any Hazardous Material.

                        "Third Party Environmental Claim(s)" shall mean third
            party claims, actions, demands or proceedings (other than Regulatory Actions) based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to any Release of Hazardous Materials or Contamination, and whether or not seeking costs, damages, penalties or expenses.

            4.24 Partners and Affiliates of Seller. Section 4.24 of the Disclosure Schedule sets forth a true and complete list of (a) each of Seller's general and limited partners, and (b) each partner or shareholder of any entity that, directly or indirectly, holds a general or limited partnership interest in Seller.

            4.25 Liabilities Assumed by Buyer. All of the liabilities and obligations of Seller to be assumed by Buyer pursuant to this Agreement have been incurred by Seller in the ordinary course of the Business and none arise from transactions between or among Seller and any of Seller's affiliates or any other

Selling Party or any of such Selling Party's affiliates, except those disclosed in the Disclosure Schedule under the caption referencing Section 4.20.

            4.26 Broker's Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than to Duff, Ackerman, Goodrich & Associates, L.P., the fees and expenses of which will be paid by Seller.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Seller that:

            5.01 Incorporation. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

            5.02 Authority; Enforceability. Buyer has the right, legal capacity, and corporate authority to enter into and perform its obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally, and to the exercise of judicial discretion in accordance with general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

            5.03 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated herein will (i) violate any law to which Buyer is subject, (ii) violate any provision of the articles of incorporation or bylaws of Buyer, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

            5.04 Governmental Authorities; Consents. No consent, approval, or authorization of, or declaration, filing or registration with any United States federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein.

            5.05 Litigation. No action, suit or proceeding is pending or, to the best of Buyer's knowledge, threatened against Buyer before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

                                   ARTICLE VI

                               COVENANTS OF SELLER

            6.01 Conduct of the Business. In connection with the Assets or the Business, the Seller each agree to observe each term set forth in this Section
6.01 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

            (a) The Business shall be conducted only in, and Seller shall not take any action except in, the ordinary course of Seller's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Seller's past custom and practice;

            (b) Seller shall not, directly or indirectly, do or permit to occur any of the following insofar as they relate to Business or the Assets: (i) sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of business; (ii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (iv) permit any accounts payable owed to trade creditors to remain outstanding except to the extent consistent with past practice; (v) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (vi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.01(b);

            (c) Seller shall not adopt or amend any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or affiliates;

            (d) Seller shall not cancel or terminate its current insurance policies covering the Assets and the Business, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

            (e) Seller shall (i) use its best efforts to preserve intact the organization and goodwill of the Business, keep available the services of Seller's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Seller in connection with the Business; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations with respect to the Business; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the properties of the Business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Seller or to Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if Seller shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

            (f) Seller shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of Seller, if any, or other matters relating to Taxes of Seller which affect the Assets and pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Buyer; and (iii) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting Seller only upon prior consultation with and consent of Buyer to the extent that such election affects any Asset;

            (g) Neither Seller nor any of its Affiliates shall make any election with respect to Taxes, change an annual accounting period, adopt or change any accounting method or file any amended return, report or form, if such election, adoption, change or filing would have the effect of increasing the Tax liability of the Buyer with respect to any period ending after the Closing Date; and

            (h) Seller shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 4.07.

            6.02 Access to Books and Records. Between the date hereof and the Closing Date, Buyer and its counsel, accountants, and other representatives shall have reasonable access to all properties, books, accounts, records, contracts, and documents of or relating to Seller. Seller shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances, and properties of Seller that may reasonably be requested to complete its due diligence review of Seller. Seller also agrees to provide the same access to Buyer's lenders in futherance of such lenders' due diligence contemplated by Section 7.01(b).

            6.03 Conditions. Seller shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

            6.04 Notices and Consent. Seller will give any notices to third parties, and will use its best efforts to obtain any third party consents, including, without limitation, the consent of lessors and sublessors, that Buyer may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

            6.05 Exclusivity. Until the date of Closing or the earlier termination (for whatever reason) of this Agreement, neither Seller nor any of its general or limited partners or employees, nor any other Selling Party shall solicit, initiate or encourage any other bids for the sale of the Business or the Assets or enter into any other negotiations for the sale of the Business or the Assets without the written consent of Buyer. Seller will notify Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

            6.06 Notice of Developments. Seller shall give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties contained in Article IV hereof or Seller's awareness of the breach of any representation, warranty or covenant contained in this Agreement. No disclosure by Seller pursuant to this Section 6.06, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

                                   ARTICLE VII

                               COVENANTS OF BUYER

            Buyer covenants and agrees with Seller as follows:

            7.01 Due Diligence.

            (a) The parties agree that Buyer shall conduct a due diligence investigation of Seller (including, without limitation, a review of the information, documents and other matters identified in the Disclosure Schedule or delivered pursuant to the terms of this Agreement) which shall commence promptly following the execution of this Agreement and, except as provided in subsection (b) below, shall be completed by Buyer no later than October 10, 1997. If, during the course of such investigation, Buyer obtains any actual knowledge of any fact causing a breach of any of the representations and warranties contained in Article IV hereof, Buyer shall promptly inform Seller thereof in writing.

            (b) The parties acknowledge that the lenders providing the financing necessary for Buyer to consummate the transactions contemplated by this Agreement will conduct a due diligence review, including an environmental due diligence review (the "Environmental Due Diligence Review"), of Seller in scope and substance as may reasonably be requested by such lenders and agreed to by Buyer. Buyer agrees that it shall be solely responsible for the costs and expenses related to the such due diligence review, including the Environmental Due Diligence Review. In order to complete such Environmental Due Diligence Review, Buyer will retain an environmental consultant mutually satisfactory to the Buyer and its lenders (the "Environmental Consultant"), and request that the Environmental Consultant deliver to the Buyer no later than October 10, 1997 (i) a Phase I or limited scope environmental assessment of all Real Property of the Seller, prepared in substance and pursuant to such methods as is requested by the Buyer, and (ii) if such Phase I or limited scope environmental assessment recommends a Phase II environmental assessment, a Phase II environmental assessment that shall include the testing of the soil, surface or subsurface waters, and air quality at, in, on, beneath or about the Real Property, in a manner consistent with good engineering practice. Seller agrees to cooperate with Buyer and the Environmental Consultant in completing the Environmental Due Diligence Review.

            7.02 Conditions. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

            7.03 Notices and Consent. Buyer will give any notices to third parties, and will use its best efforts to obtain any third party consents, including, without limitation, the consent of lessors and sublessors, that Seller may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

            7.04 Notice of Developments. Buyer shall give prompt written notice to Seller of any material adverse development causing a breach of any of the representations and warranties contained in Article V hereof or Buyer's awareness of the breach of any representation, warranty or covenant contained in this Agreement. No disclosure by Buyer pursuant to this Section 7.04, however, shall be deemed to prevent or cure any misrepresentation or breach of warranty.

            7.05 Financing. Immediately upon execution of this Agreement, Buyer shall use its best efforts to obtain by October 17, 1997 a commitment letter ("Commitment Letter") consistent with standard commercial lending practices executed by a reputable institutional lender which evidences a commitment by such institutional lender to lend to Buyer money sufficient, together with funds currently available to Buyer, to pay the Purchase Price to Seller.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

            8.01 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

            (a) the representations and warranties set forth in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Seller of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

            (b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing, including, but not limited to, that set forth in Section 2.06 hereof;

            (c) Seller shall have assigned to Buyer the leases, agreements, contracts, arrangements and licenses specified in Sections 4.08, 4.10, 4.11, 4.13, 4.14, 4.19 and 4.22(b) of the Disclosure Schedule.

            (d) Seller shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Seller or any license, franchise or permit of or affecting Seller, regardless of whether assigned to Seller pursuant to Section 8.01(c), including, without limitation, the written approval of the lessor under each real or personal property lease to be assigned to Buyer to such assignment, which approval shall contain the lessor's consent to Buyer providing its lenders with a security interest in Buyer's interest in such leasehold following the Closing;

            (e) Seller's general and limited partners shall have approved this Agreement and the transactions contemplated hereby to the extent required by law and Seller's agreement of limited partnership;

            (f) all material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

            (g) there shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

            (h) there shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.01(g) hereof;

            (i) there shall have been no material adverse change in the financial condition or operations of the Business or the condition or value of the Assets; provided, that Buyer and Seller agree that the failure to accept offers of employment made by Buyer consistent with Section 10.04(a) hereof by a group of Seller employees material to the Business shall be deemed a material adverse change in the operations of the Business;

            (j) there shall have been no damage, destruction or loss of or to any of the Assets, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Business or the condition or value of the Assets;

            (k) the information set forth in the Disclosure Schedule shall be true, complete and correct, in all material respects, and the information contained therein shall not have changed materially from the information contained therein as of the date of execution of this Agreement;

            (l) Buyer shall have received from counsel for Seller a written opinion, dated as of the Closing Date, addressed to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel, with respect to such matters as Buyer and its counsel may reasonably request;

            (m) on the Closing Date, Seller shall have delivered to Buyer all of the following:

                  (i) the Bill of Sale and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 3.02 hereof;

                  (ii) the Assignment and Assumption Agreement;

                  (iii) a certificate of an appropriate officer of Seller, dated the Closing Date, stating that the conditions set forth in subsections 8.01(a) - 8.01(k) above have been satisfied;

                  (iv) copies of the third party and governmental consents and approvals referred to in subsections (d) and (f) above;

                  (v) a copy of the text of the resolutions adopted by the general and/or limited partners of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; along with a certificate executed on behalf of Seller, by an appropriate officer certifying to Seller that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

                  (vi) incumbency certificates executed on behalf of Seller by an appropriate officer, certifying the signature and office of each officer executing this Agreement or any agreements or documents contemplated hereby; and

                  (vii) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby; and

            (n) The Burke Group, LLC shall have executed and delivered the Distribution Agreements and such Distribution Agreements shall be in force and effect as of the Closing.

            8.02 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

            (a) the representations and warranties set forth in Article V hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

            (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

            (c) Seller shall have obtained, or caused to be obtained, each consent and approval required in order to complete the transactions contemplated hereby;

            (d) all material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

            (e) there shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

            (f) there shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.02(e) hereof;

            (g) Seller shall have received from counsel for Buyer a written opinion, dated as of the Closing Date, addressed to Seller, in form and substance reasonably satisfactory to Seller and its counsel, with respect to such matters as Seller and its counsel may reasonably request;

            (h) on the Closing Date, Buyer shall have delivered to Seller all of the following:

                  (i) the Closing Cash Payment, less any amounts withheld pursuant to Section 2.06(a) hereof;

                  (ii) a certificate of an appropriate officer of Buyer, dated the Closing Date, stating that the conditions set forth in subsections 8.01(a) - 8.01(f) above have been satisfied;

                  (iii) copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above;

                  (iv) a copy of the text of the resolutions adopted by the Board of Directors of Buyer, authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; along with a certificate executed on behalf of Buyer, by an appropriate officer certifying to Seller that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

                  (v) incumbency certificates executed on behalf of Buyer by its corporate secretary, certifying the signature and office of each officer executing this Agreement or any agreements or documents contemplated hereby; and

                  (vi) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby; and

            (i) Buyer shall have executed and delivered the Distribution Agreements and such Distribution Agreements shall be in force and effect as of the Closing.

                                   ARTICLE IX

                                   TERMINATION

            9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by the mutual consent of Buyer and Seller;

            (b) by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement or if the information set forth in the Disclosure Schedule is not true, complete and correct, in all material respects, or if the information contained therein has changed materially from the information contained therein as of the date of execution of this Agreement;

            (c) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by October 31, 1997; provided that, neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this
Section 9.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

            (d) by Buyer on or prior to October 10, 1997 if Buyer is not satisfied, in its sole discretion, with any of the results of its due diligence investigation contemplated by Section 7.01(a);

            (e) by Buyer if, after the date hereof, there shall have been a material adverse change in the financial condition or operations of the Business or in the value of the Assets; provided, that Buyer and Seller agree that the failure to accept offers of employment made by Buyer consistent with Section 10.04(a) hereof by a group of Seller employees material to the Business shall be deemed a material adverse change in the operations of the Business;

            (f) by Buyer if, as a result of the Environmental Due Diligence Review to be performed with respect to Seller's Real Property, it becomes aware of facts that could reasonably be expected (i) to have a material adverse effect on the Assets, (ii) have a material adverse effect on the Real Property or (iii) have a material adverse effect on Buyer, if it were to consummate the transactions contemplated by this Agreement;

            (g) by Seller if Buyer has not delivered to Seller a Commitment Letter as contemplated by Section 7.05 to Seller on or prior to October 17, 1997; or

            (h) by Buyer or Seller if Buyer and Burke Group (as defined in
Section 10.01) have not entered into the Distribution Agreements (as defined in
Section 10.01) on or before October 1, 1997 or if such agreements do not state that the sole cause for termination of the Distribution Agreements by Burke Group pertaining to performance standards of Buyer thereunder shall be the failure to meet the minimum annual sales amounts set forth on Exhibit 9.01(h) hereto.

            9.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 9.01, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, or their respective stockholders, officers, or directors, except that Sections 2.04(a), 12.01, 12.02 and 12.03 hereof shall survive indefinitely, and except with respect to breaches of this Agreement prior to the time of such termination.

                                    ARTICLE X
                              ADDITIONAL AGREEMENTS

            10.01 Distribution Agreement. Seller shall use its best efforts to cause The Burke Group, LLC, a Delaware limited liability company ("Burke Group"), by October 1, 1997, to enter into distribution agreements with Buyer, in form and substance mutually acceptable to Burke Group and Buyer (the "Distribution Agreements"), pursuant to which Burke Group shall supply Buyer with all of Buyer's requirements for Burke-labeled products produced by Burke (including chemicals and hardware) and for Burke's proprietrary lifting systems used in tilt-up and precast concrete construction. The Distribution Agreements shall expressly state they will become effective as of the Closing Date.

            10.02 Delivery of Financial Statements. Seller agrees to prepare and deliver to Buyer a statement of Seller's assets and liabilities, including footnotes regarding any material liabilities and contingencies in the Business, and a statement of Seller's operating income, for each calendar month subsequent to June 30, 1997, as soon as is practicable after the end of each such calendar month (collectively, the "Monthly Financial Statements").

            10.03 Delivery of Revised Receivables Schedule. On the Closing Date, Seller shall deliver the revised schedule required pursuant to Section 4.11 hereof.

            10.04 Transferred Employees.

            (a) Concurrently with or immediately following the Closing, Buyer will offer employment at will to all employees of Seller at compensation levels generally comparable to those offered to such employees by Seller and benefits generally comparable to those offered to current employees of Buyer. Employees who accept such employment with Buyer shall be referred to as "Transferred Employees." For all purposes, including, without limitation, for purposes of eligibility, vesting and credited service under any employee benefit plans, programs and policies, and fringe benefits offered by Buyer, Transferred Employees shall be considered to have commenced employment with Buyer on the date such Transferred Employees commenced employment with Seller.

            (b) Seller shall retain liability for: (i) payment of all medical and dental claims incurred by Transferred Employees prior to the Closing Date;
(ii) all benefits to be paid to Transferred Employees pursuant to the plans and arrangements set forth in Section 4.18 of the Disclosure Schedule; (iii) any severance claim made by any employee of Seller; (iv) any workers' compensation claims made with respect to injuries occurring prior to the Closing Date, regardless of when any such claim is filed; and (v) any claim made by any former or current employee of Seller for salary, commissions, overtime pay, bonuses or accrued but unused vacation pay during their employment tenure with Seller, except, with respect to any such claim, to the extent that the costs thereof have been counted as a current liability in the calculation of the Closing Working Capital Balance pursuant to Section 2.02 hereof). Promptly after the Closing Date, Seller shall pay its employees all outstanding salary, commissions, overtime pay, bonuses and accrued but unused vacation pay to the Closing Date.

                                   ARTICLE XI

                            SURVIVAL; INDEMNIFICATION

            11.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article IV and Article V hereof shall survive the Closing for a period of one (1) year following the Closing Date.

            11.02 Indemnification by Seller.

            (a) Subject to the limitations of Section 11.02(b), (c) and (d) below, the Seller agrees to indemnify in full Buyer and its officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred (collectively, "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Seller contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Seller pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement of Seller contained in this Agreement or any of the Related Documents, or (iii) any "Claims" (as defined in Section 11.04(a) hereof) or threatened Claims against Buyer arising out of the actions or inactions of Seller with respect to the Assets or the Business prior to the Closing (collectively, "Buyer Losses").

            (b) Seller shall be liable to Buyer Indemnified Parties for any Buyer Losses only if (i) Buyer or another Buyer Indemnified Party delivers to Seller written notice, setting forth in reasonable detail the identity, nature and amount of Buyer Losses related to such claim or claims prior to the first anniversary of the Closing Date and (ii) only to the extent that the aggregate amount of all Buyer Losses at such time exceeds $100,000 (the "Basket Amount"). A Buyer Indemnified Party's failure to provide the detail required by clause (i) of the preceding sentence shall not constitute either a breach of this Agreement by the Buyer Indemnified Party or any basis for Seller to assert that the Buyer Indemnified Party did not comply with the terms of this Section 11.02 sufficient to cause the Buyer Indemnified Party to have waived its rights under this
Section 11.02, unless Seller demonstrates that its ability to defend against any Claims with respect thereto has been materially adversely affected.

            (c) The Seller will be obligated to indemnify the Buyer Indemnified Parties from and against Buyer Losses only to the extent of the $750,000 represented by the Holdback and the Retention Amount.

            (d) Notwithstanding anything to the contrary set forth in this
Section 11.02, Buyer shall not have the right to make any claim with respect to a breach by Seller of Seller's representations set forth in Section 4.09 pertaining to inventory after the period ending six months from the Closing Date.

            11.03 Indemnification by Buyer.

            (a) Subject to the limitations of Section 11.03(b) and (c) below, Buyer agrees to indemnify in full the Seller, and its employees, agents and general and limited partners (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement or any of the Related Documents, (iii) any Claims or threatened Claims against Seller arising out of the actions or inactions of Buyer with respect to the Assets or the Business after the Closing, or (iv) any Claims or threatened Claims against Seller by an employee of Seller arising out of any illegal conduct by Buyer during the offer of employment to, and the employment by Buyer of, the Transferred Employees contemplated by Section 10.04(a) hereof (collectively, "Seller Losses").

            (b) Buyer shall be liable to the Seller Indemnified Parties for any Seller Losses only if (i) Seller or another Seller Indemnified Party delivers to Buyer written notice, setting forth in reasonable detail the identity, nature and amount of Seller Losses related to such claim or claims prior to the third anniversary of the Closing Date and (ii) only to the extent that the aggregate amount of all Seller Losses at such time exceeds the Basket Amount. A Seller Indemnified Party's failure to provide the detail required by clause (i) of the preceding sentence shall not constitute either a breach of this Agreement by the Seller Indemnified Party or any basis for Buyer to assert that the Seller Indemnified Party did not comply with the terms of this Section 11.03 sufficient to cause the Seller Indemnified Party to have waived its rights under this
Section 11.03, unless Buyer demonstrates that its ability to defend against any Claims with respect thereto has been materially adversely affected.

            (c) The Buyer will be obligated to indemnify the Seller Indemnified Parties from and against Seller Losses in a maximum amount of $750,000 in the aggregate, which maximum amount shall be decreased to $500,000 after the six-month anniversary of the Closing Date.

            11.04 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

            (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

            (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.

            (c) After the Closing, the rights set forth in this Article XI shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents.

            (d) Any indemnification payable under this Article XI shall be, to the extent permitted by law, an adjustment to purchase price.

                                   ARTICLE XII

                                  MISCELLANEOUS

            12.01 Press Releases and Announcements. Prior to the Closing Date, subject to the exceptions described below, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties. Seller acknowledges that Buyer has filed a registration statement with the Securities and Exchange Commission in connection with its initial public offering of equity securities (the "Registration Statement"). Accordingly, notwithstanding the foregoing, Seller hereby consents to Buyer including in its Registration Statement such information relating to the Business and the transactions contemplated by this Agreement as Buyer deems appropriate, in its sole discretion.

            12.02 Expenses; Sales Tax. Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). Seller and Buyer agree to each pay one-half of any sales tax due as a result of the sale of the Assets contemplated by this Agreement.

            12.03 Further Assurances. Seller agrees that, on and after the Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of the Assets and transferring all Permits and Environmental Permits to Buyer that are transferable.

            12.04 Cooperation and Exchange of Information. Buyer and Seller shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. The Seller upon written request by the Buyer, will provide to the Buyer such factual information reasonably necessary for filing Tax returns, Tax planning and contesting any Tax audit that the Seller possesses as the Buyer may reasonably request with respect to the Assets (which information the Seller agrees to maintain and preserve for so long as it may be needed by the Buyer).

            12.05 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

            12.06 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:                         with a copy to:

White Cap Industries, Inc.                Dorsey & Whitney LLP
3120 Airway Avenue                        370 Seventeenth Street, Suite 4400
Costa Mesa, California 92626              Denver, CO 80202
Attn:  Greg Grosch                        Attn:  Kevin A. Cudney, Esq.
Fax:  (714) 850-1634                      Fax:  (303) 629-3450

and

KRG  Capital Partners
370 Seventeenth Street, Suite 2300
Denver, CO 80202
Attn:  Mark M. King and Bruce
       L. Rogers
Fax:   (303) 572-5015

Notices to Seller:                        with a copy to:

Burke Concrete Accessories                Howard Rice Nemerovski Canady
Two Embarcadero Center, Suite 2930         Falk & Rabkin
San Francisco, California 94111           Three Embarcadero Center, 7th Floor
Attn:  Arnold W. Ackerman                 San Francisco, California  94111
Fax: (415) 788-7311                       Attn: Richard W. Canady, Esq.
                                          Fax:  (415) 399-3041

            12.07 Specific Performance. Seller hereby acknowledges that any breach of this Agreement by Seller would cause Buyer irreparable harm and that a remedy at law for such breach would be inadequate. Seller therefore hereby agrees that, in addition, to any other available remedy at law or in equity, injunctive relief and specific performance may be granted in any proceeding commenced by Buyer to enforce this Agreement without the necessity of proof that any other remedy at law is inadequate.

            12.08 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto (except by Buyer to (i) an affiliate that is wholly-owned by, or wholly-owns, Buyer, or (ii) Buyer's lenders if requested by such lenders for security of Buyer's obligations to such lenders) without the prior written consent of the other party hereto.

            12.09 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            12.10 Complete Agreement. This Agreement and the Exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

            12.11 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

            12.12 Governing Law. The internal law, without regard to conflicts of law principles, of the State of California will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        WHITE CAP INDUSTRIES, INC.

                                        By:    /s/ GARY GROSCH
                                               ---------------------------------
                                        Name:  GARY GROSCH
                                        Title: PRESIDENT


                                        BURKE CONCRETE ACCESSORIES, L.P.

                                        By: BCA, LLC

                                        By:
                                               ---------------------------------
                                        Name:
                                        Title:

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        WHITE CAP INDUSTRIES, INC.

                                        By:
                                               ---------------------------------
                                        Name:
                                        Title:


                                        BURKE CONCRETE ACCESSORIES, L.P.

                                        By: BCA, LLC

                                        By:    /s/ ARNOLD W. ACKERMAN
                                               ---------------------------------
                                        Name:  Arnold W. Ackerman
                                        Title: Chairman of the Board


                                     - 48 -